Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN’S 2015 REVENUES INCREASED 8 PERCENT

TO $21.7 BILLION AND ADJUSTED EARNINGS PER

SHARE (EPS) INCREASED 19 PERCENT TO $10.38

2015 GAAP EPS Were $9.06

2016 Total Revenues and Adjusted EPS Guidance

Increased to $22.0-$22.5 Billion and $10.60-$11.00, Respectively

THOUSAND OAKS, Calif. (Jan. 28, 2016) – Amgen (NASDAQ:AMGN) today announced financial results for the fourth quarter and full year of 2015. Key results include:

•	For the fourth quarter, total revenues increased 4 percent to $5,536 million, with 3 percent product sales growth driven by Enbrel® (etanercept), Sensipar® (cinacalcet), Prolia® (denosumab), Kyprolis® (carfilzomib) and XGEVA® (denosumab). Adjusted operating income grew 16 percent to $2,366 million and adjusted EPS grew 21 percent to $2.61.

•	For the full year, total revenues increased 8 percent to $21,662 million, with 8 percent product sales growth. Adjusted operating income grew 19 percent to $10,052 million and adjusted EPS grew 19 percent to $10.38.

•	2015 adjusted operating margin improved by 4 percentage points to 48 percent.

•	GAAP EPS were $2.37 in the fourth quarter compared to $1.68 a year ago and $9.06 for the full year compared to $6.70 in 2014. GAAP operating income was $2,033 million in the fourth quarter compared to $1,459 million a year ago and $8,470 million for the full year compared to $6,191 million in 2014. 2014 was negatively impacted by charges for the restructuring plan announced in the third quarter of 2014.

•	Free cash flow for the full year was $8.5 billion compared to $7.8 billion in 2014 driven by higher revenues and higher operating income.

“2015 was an exceptional year for Amgen with six innovative new launches, strong financial performance, continued pipeline advances and improved operating margins driven by our transformation efforts,” said Robert A. Bradway, chairman and chief executive officer. “We remain on track to meet or exceed our 2018 commitments and deliver value for patients and shareholders.”

$Millions, except EPS and percentages	Q4 ’15	Q4 ’14	YOY r	FY ’15	FY ’14	YOY r
Total Revenues	$5,536	$5,331	4%	$21,662	$20,063	8%
Adjusted Operating Income	$2,366	$2,033	16%	$10,052	$8,475	19%
Adjusted Net Income	$1,985	$1,670	19%	$7,954	$6,700	19%
Adjusted EPS	$2.61	$2.16	21%	$10.38	$8.70	19%

GAAP Operating Income	$2,033	$1,459	39%	$8,470	$6,191	37%
GAAP Net Income	$1,800	$1,294	39%	$6,939	$5,158	35%
GAAP EPS	$2.37	$1.68	41%	$9.06	$6.70	35%

References in this release to “adjusted” measures, measures presented “on an adjusted basis” or to free cash flow refer to non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

2015 Revenues Increased 8 Percent to $21.7 Billion and Adjusted Earnings Per Share Increased 19 Percent to $10.38

Product Sales Performance

•	Total product sales increased 3 percent for the fourth quarter of 2015 versus the fourth quarter of 2014. The increase was driven primarily by ENBREL, Sensipar, Prolia, Kyprolis and XGEVA. Product sales increased 8 percent for the full year.

•	ENBREL sales increased 8 percent year-over-year for the fourth quarter driven by net selling price, offset partially by the impact from inventory changes and competition. Sales increased 14 percent for the full year driven by net selling price, offset partially by the impact from competition.

•	Neulasta® (pegfilgrastim) sales decreased 2 percent year-over-year for the fourth quarter driven by lower unit demand and unfavorable changes in foreign exchange rates, offset partially by net selling price. Sales increased 3 percent for the full year driven by net selling price, offset partially by unfavorable changes in foreign exchange rates.

•	Aranesp® (darbepoetin alfa) sales increased 4 percent year-over-year for the fourth quarter and 1 percent for the full year. Unit demand grew in the United States (U.S.) as dialysis customers shifted some purchases from EPOGEN® (epoetin alfa) to Aranesp. Unit demand growth was offset partially by unfavorable changes in foreign exchange rates and net selling price.

•	Sensipar/Mimpara® sales increased 21 percent year-over-year for the fourth quarter and 22 percent for the full year driven by net selling price and higher unit demand.

•	Prolia sales increased 21 percent year-over-year for the fourth quarter and 27 percent for the full year driven by higher unit demand.

•	XGEVA sales increased 10 percent year-over-year for the fourth quarter and 15 percent for the full year driven primarily by higher unit demand.

•	EPOGEN sales decreased 37 percent year-over-year for the fourth quarter and 9 percent for the full year driven by the impact of competition and, to a lesser extent, the shift in U.S. dialysis customer purchases to Aranesp.

•	NEUPOGEN® (filgrastim) sales decreased 4 percent year-over-year for the fourth quarter driven by the impact of competition in the U.S. and unfavorable changes in foreign exchange rates, offset partially by favorable changes in accounting estimates. Sales decreased 9 percent for the full year driven by the impact of competition in the U.S.

•	Kyprolis sales increased 63 percent year-over-year for the fourth quarter and 55 percent for the full year driven by higher unit demand.

•	Nplate® (romiplostim) sales increased 15 percent year-over-year for the fourth quarter and 12 percent for the full year driven by higher unit demand.

•	Vectibix® (panitumumab) sales increased 2 percent year-over-year for the fourth quarter and 9 percent for the full year driven by higher unit demand, offset partially by unfavorable changes in foreign exchange rates.

2015 Revenues Increased 8 Percent to $21.7 Billion and Adjusted Earnings Per Share Increased 19 Percent to $10.38

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q4 ’15			Q4 ’14	YOY r
	US	ROW	TOTAL	TOTAL	TOTAL
Enbrel®	$1,375	$66	$1,441	$1,337	8%
Neulasta®	960	196	1,156	1,180	(2%)
Aranesp®	249	250	499	479	4%
Sensipar® / Mimpara®	299	85	384	317	21%
Prolia®	247	133	380	315	21%
XGEVA®	254	102	356	325	10%
EPOGEN®	342	0	342	539	(37%)
NEUPOGEN®	203	60	263	274	(4%)
Kyprolis®	134	14	148	91	63%
Nplate®	82	55	137	119	15%
Vectibix®	51	84	135	132	2%
Other*	26	62	88	66	33%

Total product sales	$4,222	$1,107	$5,329	$5,174	3%

* Other includes MN Pharma, BLINCYTO®, Bergamo, Repatha®, Corlanor®, and IMLYGICTM

$Millions, except percentages	FY ’15			FY ’14	YOY r
	US	ROW	TOTAL	TOTAL	TOTAL
Enbrel®	$5,099	$265	$5,364	$4,688	14%
Neulasta®	3,891	824	4,715	4,596	3%
Aranesp®	900	1,051	1,951	1,930	1%
EPOGEN®	1,856	0	1,856	2,031	(9%)
Sensipar® / Mimpara®	1,069	346	1,415	1,158	22%
XGEVA®	1,006	399	1,405	1,221	15%
Prolia®	837	475	1,312	1,030	27%
NEUPOGEN®	793	256	1,049	1,159	(9%)
Vectibix®	204	345	549	505	9%
Nplate®	317	208	525	469	12%
Kyprolis®	467	45	512	331	55%
Other*	84	207	291	209	39%

Total product sales	$16,523	$4,421	$20,944	$19,327	8%

*	Other includes MN Pharma, BLINCYTO®, Bergamo, Repatha®, Corlanor®, and IMLYGICTM

2015 Revenues Increased 8 Percent to $21.7 Billion and Adjusted Earnings Per Share Increased 19 Percent to $10.38

Operating Expense, Operating Margin and Tax Rate Analysis, on an Adjusted Basis

•	Operating Expenses decreased 4 percent year-over-year in the fourth quarter of 2015 and remained flat for the full year. Changes in foreign exchange rates reduced operating expenses by 2 percent in the fourth quarter and 3 percent for the full year.

•	Cost of Sales margin improved by 1.6 percentage points year-over-year in the fourth quarter of 2015 and 1.3 percentage points for the full year driven primarily by manufacturing efficiencies, higher net selling price and lower royalties.

•	Research & Development (R&D) expenses decreased 10 percent year-over-year in the fourth quarter of 2015 driven by savings from transformation and process improvement efforts, as well as a $60 million upfront payment in the fourth quarter of 2014 related to the Company’s cancer immunotherapy collaboration with Kite Pharma. For the full year, R&D expenses decreased 5 percent driven primarily by savings from transformation and process improvement efforts, offset partially by increased support for launch products.

•	Selling, General & Administrative (SG&A) expenses increased 3 percent year-over-year in the fourth quarter of 2015 and 6 percent for the full year driven primarily by investments in new product launches, offset partially by savings from transformation and process improvement efforts.

•	Operating Margin improved by 5 percentage points year-over-year in the fourth quarter of 2015 and 4 percentage points for the full year.

•	Adjusted Tax Rate for the fourth quarter of 2015 increased 1.4 percentage points year-over-year driven primarily by a lower benefit from the federal R&D tax credit. The full year adjusted tax rate increased 1.9 percentage points driven primarily by changes in the geographic mix of earnings.

$Millions, except percentages
On an Adjusted Basis	Q4 ’15	Q4 ’14	YOY r	FY ’15	FY ’14	YOY r
Cost of Sales*	$764	$825	(7%)	$3,033	$3,059	(1%)
% of sales	14.3%	15.9%	(1.6) pts.	14.5%	15.8%	(1.3) pts.
Research & Development	$1,057	$1,168	(10%)	$3,917	$4,121	(5%)
% of sales	19.8%	22.6%	(2.8) pts.	18.7%	21.3%	(2.6) pts.
Selling, General & Administrative	$1,349	$1,305	3%	$4,660	$4,408	6%
% of sales	25.3%	25.2%	0.1 pts.	22.2%	22.8%	(0.6) pts.
TOTAL Operating Expenses	$3,170	$3,298	(4%)	$11,610	$11,588	0%
Operating Margin
operating income as a % of sales	44.4%	39.3%	5.1 pts.	48.0%	43.9%	4.1 pts.
Tax Rate*	11.6%	10.2%	1.4 pts.	16.8%	14.9%	1.9 pts.

pts:	percentage points
*	Impact of Puerto Rico excise tax is included in Cost of Sales and Tax Rate. Excluding Puerto Rico excise tax, Cost of Sales would be 1.8 pts. and 1.9 pts. lower for full years 2015 and 2014, respectively; and the Tax Rate would be 2.7 pts. and 3.3 pts. higher for full years 2015 and 2014.

2015 Revenues Increased 8 Percent to $21.7 Billion and Adjusted Earnings Per Share Increased 19 Percent to $10.38

Cash Flow and Balance Sheet

•	The Company generated $1.9 billion of free cash flow in the fourth quarter of 2015 versus $2.2 billion in the fourth quarter of 2014. For the full year, free cash flow was $8.5 billion compared to $7.8 billion in 2014 driven by higher revenues and higher operating income.

•	The Company’s first quarter 2016 dividend of $1.00 per share declared on Dec. 15, 2015, will be paid on March 8, 2016, to all stockholders of record as of Feb. 16, 2016.

•	During the fourth quarter, the Company repurchased 1.2 million shares of common stock at a total cost of $184 million. For the full year, the Company repurchased 12 million shares of common stock at a total cost of $1.85 billion. At the end of 2015, the Company had $4.9 billion remaining under its stock repurchase authorization.

$Billions, except shares	Q4 ’15	Q4 ’14	YOY r	FY ’15	FY ’14	YOY r
Operating Cash Flow	$2.1	$2.4	($0.4)	$9.1	$8.6	$0.5
Capital Expenditures	0.2	0.2	0.0	0.6	0.7	0.1
Free Cash Flow	1.9	2.2	(0.4)	8.5	7.8	0.6
Dividends Paid	0.6	0.5	0.1	2.4	1.9	0.5
Share Repurchase	0.2	0.2	0.0	1.9	0.2	1.7
Avg. Diluted Shares (millions)	761	772	(11)	766	770	(4)

Cash and Investments	31.4	27.0	4.4	31.4	27.0	4.4
Debt Outstanding	31.6	30.7	0.9	31.6	30.7	0.9
Stockholders’ Equity	28.1	25.8	2.3	28.1	25.8	2.3

Note: Numbers may not add due to rounding

2016 Guidance

For the full year 2016, the Company now expects:

•	Total revenues in the range of $22.0 billion to $22.5 billion and adjusted EPS in the range of $10.60 to $11.00. Previously, the Company expected total revenues in the range of $21.7 billion to $22.3 billion and adjusted EPS in the range of $10.35 to $10.75.

•	Adjusted tax rate to be in the range of 19.5 percent to 20.5 percent, which includes the benefit of the federal R&D tax credit.

•	Capital expenditures to be approximately $700 million.

2015 Revenues Increased 8 Percent to $21.7 Billion and Adjusted Earnings Per Share Increased 19 Percent to $10.38

Fourth Quarter Product and Pipeline Update

Key development milestones:

Clinical Program	Indication	Milestone

Repatha® (evolocumab)	Hyperlipidemia	Phase 3 CV imaging data expected H2 2016 Phase 3 CV outcomes data expected H2 2016* Approved in Japan

Kyprolis	Relapsed multiple myeloma	Approved in U.S. (ENDEAVOR) Approved in EU (ASPIRE) EU regulatory review (ENDEAVOR)

IMLYGIC™ (talimogene laherparepvec)	Metastatic melanoma	Approved in EU

Parsabiv™ (etelcalcetide)†	Secondary hyperparathyroidism	Global regulatory reviews

XGEVA	Prevention of SREs in multiple myeloma	Phase 3 data expected Q4 2016*

Romosozumab‡	Postmenopausal osteoporosis	Phase 3 registrational data expected Q1 2016

AMG 334**	Migraine Prophylaxis	Phase 2b chronic migraine data expected H2 2016

ABP 215 (biosimilar bevacizumab)	Oncology	Global regulatory submissions expected 2016

ABP 501 (biosimilar adalimumab)	Inflammatory diseases	Global regulatory reviews

ABP 980 (biosimilar trastuzumab)	Breast Cancer	Phase 3 data expected H2 2016

* Event driven study; †Trade name provisionally approved by FDA; ‡Developed in world-wide collaboration with UCB, and Astellas in Japan; **Developed in collaboration with Novartis

The Company provided the following updates on selected product and pipeline programs:

Repatha

•	In January 2016, Repatha was approved in Japan for the treatment of patients with familial hypercholesterolemia (FH) or hypercholesterolemia who have high risk of cardiovascular events and do not adequately respond to HMG-CoA reductase inhibitors (statins).

Kyprolis

•	In November, the European Medicines Agency (EMA) approved the Marketing Authorization Application (MAA) for Kyprolis in combination for the treatment of relapsed multiple myeloma based on data from the Phase 3 ASPIRE study.

•	In December, a Variation to the MAA was submitted to the EMA to expand the indication for Kyprolis in relapsed multiple myeloma based on data from the Phase 3 ENDEAVOR study.

•	In January 2016, the U.S. Food and Drug Administration (FDA) approved the supplemental New Drug Application for Kyprolis in combination with dexamethasone or with lenalidomide plus dexamethasone for the treatment of patients with relapsed or refractory multiple myeloma who have received one to three lines of therapy. The FDA also approved Kyprolis as a single agent for the treatment of patients with relapsed or refractory multiple myeloma who have received one or more lines of therapy. This FDA decision converts to full approval the initial accelerated approval Kyprolis received in July 2012 as a single agent.

2015 Revenues Increased 8 Percent to $21.7 Billion and Adjusted Earnings Per Share Increased 19 Percent to $10.38

BLINCYTO® (blinatumomab)

•	In November, the EMA approved the MAA for BLINCYTO for the treatment of Philadelphia chromosome-negative relapsed or refractory B-precursor acute lymphoblastic leukemia.

IMLYGIC

•	In December, the EMA approved the MAA for IMLYGIC for the treatment of adults with unresectable melanoma that is regionally or distantly metastatic (Stage IIIB, IIIC and IVM1a) with no bone, brain, lung or other visceral disease.

XGEVA

•	Data from the event driven Phase 3 study for the prevention of skeletal related events in patients with multiple myeloma is expected in Q4 2016.

Romosozumab

•	Data from the Phase 3 registrational study in women with postmenopausal osteoporosis is expected in Q1 2016.

AMG 334

•	Data from the Phase 2b study in patients with chronic migraine is expected in H2 2016.

Biosimilars

•	In January 2016, the FDA accepted for review Amgen’s Biologics License Application for ABP 501, a biosimilar candidate to Humira® (adalimumab), and set a Biosimilar User Fee Act target action date of September 25, 2016.

•	In December, a MAA was submitted to the EMA for ABP 501.

2015 Revenues Increased 8 Percent to $21.7 Billion and Adjusted Earnings Per Share Increased 19 Percent to $10.38

Non-GAAP Financial Measures

In this news release, management has presented its operating results for the fourth quarters and full years of 2015 and 2014 in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on an adjusted (or non-GAAP) basis. In addition, management has presented its full year 2016 EPS and tax rate guidance in accordance with GAAP and on an adjusted (or non-GAAP) basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the fourth quarters and full years of 2015 and 2014. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release.

The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s core business activities by facilitating comparisons of results of core business operations among current, past and future periods. In addition, the Company believes that excluding the non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations treats those assets as if the Company had developed them internally in the past, and thus provides a supplemental measure of profitability in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. The Company believes that FCF provides a further measure of the Company’s liquidity.

The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2014, and in any subsequent periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and

2015 Revenues Increased 8 Percent to $21.7 Billion and Adjusted Earnings Per Share Increased 19 Percent to $10.38

existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our efforts to integrate the operations of companies we have acquired may not be successful. We may experience difficulties, delays or unexpected costs and not achieve anticipated benefits and savings from our ongoing restructuring plan. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

###

CONTACT: Amgen, Thousand Oaks

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)

2015 Revenues Increased 8 Percent to $21.7 Billion and Adjusted Earnings Per Share Increased 19 Percent to $10.38

Amgen Inc.

Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014
Revenues:
Product sales	$5,329	$5,174	$20,944	$19,327
Other revenues	207	157	718	736

Total revenues	5,536	5,331	21,662	20,063

Operating expenses:
Cost of sales	1,071	1,183	4,227	4,422
Research and development	1,093	1,234	4,070	4,297
Selling, general and administrative	1,416	1,327	4,846	4,699
Other	(77)	128	49	454

Total operating expenses	3,503	3,872	13,192	13,872

Operating income	2,033	1,459	8,470	6,191

Interest expense, net	284	261	1,095	1,071
Interest and other income, net	164	88	603	465

Income before income taxes	1,913	1,286	7,978	5,585
Provision for income taxes	113	(8)	1,039	427

Net income	$1,800	$1,294	$6,939	$5,158

Earnings per share:
Basic	$2.39	$1.70	$9.15	$6.80
Diluted	$2.37	$1.68	$9.06	$6.70

Weighted average shares used in calculation of earnings per share:
Basic	754	761	758	759
Diluted	761	772	766	770

2015 Revenues Increased 8 Percent to $21.7 Billion and Adjusted Earnings Per Share Increased 19 Percent to $10.38

Amgen Inc.

Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash, cash equivalents and marketable securities	$31,382	$27,026
Trade receivables, net	2,995	2,546
Inventories	2,435	2,647
Other current assets	1,706	2,494

Total current assets	38,518	34,713
Property, plant and equipment, net	4,907	5,223
Intangible assets, net	11,641	12,693
Goodwill	14,787	14,788
Other assets	1,723	1,592

Total assets	$71,576	$69,009

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,417	$6,508
Current portion of long-term debt	2,250	500

Total current liabilities	8,667	7,008
Long-term debt	29,306	30,215
Long-term deferred tax liability	2,239	3,461
Other noncurrent liabilities	3,281	2,547
Stockholders’ equity	28,083	25,778

Total liabilities and stockholders’ equity	$71,576	$69,009

Shares outstanding	754	760

2015 Revenues Increased 8 Percent to $21.7 Billion and Adjusted Earnings Per Share Increased 19 Percent to $10.38

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014
GAAP cost of sales	$1,071	$1,183	$4,227	$4,422
Adjustments to cost of sales:
Acquisition-related expenses (a)	(297)	(279)	(1,142)	(1,249)
Certain charges pursuant to our restructuring initiative	(10)	(76)	(52)	(104)
Stock option expense	—	(3)	—	(10)

Total adjustments to cost of sales	(307)	(358)	(1,194)	(1,363)

Adjusted cost of sales	$764	$825	$3,033	$3,059

GAAP research and development expenses	$1,093	$1,234	$4,070	$4,297
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(20)	(32)	(89)	(124)
Certain charges pursuant to our restructuring initiative	(16)	(34)	(64)	(49)
Stock option expense	—	—	—	(3)

Total adjustments to research and development expenses	(36)	(66)	(153)	(176)

Adjusted research and development expenses	$1,057	$1,168	$3,917	$4,121

GAAP selling, general and administrative expenses	$1,416	$1,327	$4,846	$4,699
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (b)	(46)	(32)	(130)	(150)
Certain charges pursuant to our restructuring initiative	(21)	(6)	(56)	(9)
Expense resulting from clarified guidance on branded prescription drug fee (c)	—	16	—	(129)
Stock option expense	—	—	—	(3)

Total adjustments to selling, general and administrative expenses	(67)	(22)	(186)	(291)

Adjusted selling, general and administrative expenses	$1,349	$1,305	$4,660	$4,408

GAAP operating expenses	$3,503	$3,872	$13,192	$13,872
Adjustments to operating expenses:
Adjustments to cost of sales	(307)	(358)	(1,194)	(1,363)
Adjustments to research and development expenses	(36)	(66)	(153)	(176)
Adjustments to selling, general and administrative expenses	(67)	(22)	(186)	(291)
Certain net charges pursuant to our restructuring and other cost savings initiatives (d)	99	(66)	58	(434)
(Expense)/Benefit related to various legal proceedings	(18)	—	(91)	3
(Expense)/Benefit resulting from changes in the estimated fair values of the contingent consideration obligations related to prior year business combinations	(9)	(17)	8	30
Write-off of non-key assets acquired in a prior year business combination	—	(46)	(28)	(46)
Other (e)	5	1	4	(7)

Total adjustments to operating expenses	(333)	(574)	(1,582)	(2,284)

Adjusted operating expenses	$3,170	$3,298	$11,610	$11,588

GAAP operating income	$2,033	$1,459	$8,470	$6,191
Adjustments to operating expenses	333	574	1,582	2,284

Adjusted operating income	$2,366	$2,033	$10,052	$8,475

GAAP income before income taxes	$1,913	$1,286	$7,978	$5,585
Adjustments to operating expenses	333	574	1,582	2,284

Adjusted income before income taxes	$2,246	$1,860	$9,560	$7,869

GAAP provision for income taxes	$113	$(8)	$1,039	$427
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	92	187	496	717
Other income tax adjustments (g)	56	11	71	25

Total adjustments to provision for income taxes	148	198	567	742

Adjusted provision for income taxes	$261	$190	$1,606	$1,169

GAAP net income	$1,800	$1,294	$6,939	$5,158
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect of the above adjustments	241	387	1,086	1,567
Other income tax adjustments (g)	(56)	(11)	(71)	(25)

Total adjustments to net income	185	376	1,015	1,542

Adjusted net income	$1,985	$1,670	$7,954	$6,700

2015 Revenues Increased 8 Percent to $21.7 Billion and Adjusted Earnings Per Share Increased 19 Percent to $10.38

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and Adjusted diluted EPS.

	Three months ended December 31, 2015		Three months ended December 31, 2014
	GAAP	Adjusted	GAAP	Adjusted
Net income	$1,800	$1,985	$1,294	$1,670
Weighted-average shares for diluted EPS	761	761	772	772

Diluted EPS	$2.37	$2.61	$1.68	$2.16

	Year ended December 31, 2015		Year ended December 31, 2014
	GAAP	Adjusted	GAAP	Adjusted
Net income	$6,939	$7,954	$5,158	$6,700
Weighted-average shares for diluted EPS	766	766	770	770

Diluted EPS	$9.06	$10.38	$6.70	$8.70

(a)	The adjustments related primarily to non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations.
(b)	The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations.
(c)	The adjustments related to the Internal Revenue Service issuing final regulations that required the recognition of an additional year of the non-tax deductible branded prescription drug fee.
(d)	The adjustments for the three months ended December 31, 2015, related primarily to a gain recognized on the sale of assets related to our site closures. The adjustments for the year ended December 31, 2015, related primarily to gains recognized on the sale of assets related to our site closures, partially offset by severance expenses. The 2014 adjustments related primarily to severance expenses.
(e)	The adjustments related to various acquisition-related items.
(f)	The tax effect of the adjustments between our GAAP and Adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three months and year ended December 31, 2015, were 27.6% and 31.4%, respectively, compared with 32.6% and 31.4% for the corresponding periods of the prior year.
(g)	The adjustments related primarily to certain prior period items excluded from adjusted earnings.

2015 Revenues Increased 8 Percent to $21.7 Billion and Adjusted Earnings Per Share Increased 19 Percent to $10.38

Amgen Inc.

Reconciliations of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014
Operating Cash Flow	$2,060	$2,445	$9,077	$8,555
Capital Expenditures	(205)	(203)	(594)	(718)

Free Cash Flow	$1,855	$2,242	$8,483	$7,837

Reconciliation of GAAP EPS Guidance to Adjusted

EPS Guidance for the Year Ending December 31, 2016

(Unaudited)

2016
GAAP diluted EPS guidance	$9.13 - $9.58

Known adjustments to arrive at Adjusted earnings*:
Acquisition-related expenses (a)	1.33
Restructuring charges	0.09 - 0.14

Adjusted diluted EPS guidance	$10.60 - $11.00

*	The known adjustments are presented net of their related tax impact which amount to approximately $0.66 to $0.68 pre share, in the aggregate.
(a)	The adjustments relate primarily to non-cash amortization of intangible assets acquired in prior year business combinations.

Reconciliation of GAAP Tax Rate Guidance to Adjusted

Tax Rate Guidance for the Year Ending December 31, 2016

(Unaudited)

2016
GAAP tax rate guidance	17.5% - 18.5%
Tax rate effect of known adjustments discussed above	2.0%

Adjusted tax rate guidance	19.5% - 20.5%